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                            SHAREHOLDER'S AGREEMENT

         This Agreement, entered into this day 1st of June, 1997 among Argent Enterprises Inc., (Argent) and The Sonoma Co. (Sonoma), all shareholders of PAY DAY CHECK ADVANCE, INC., an Illinois Corporation (herein referred to as Payday).

         WHEREAS, Payday has been incorporated in the State of Illinois since April 30, 1997 with 10,000 issued common shares having no par value;

         WHEREAS, Argent has subscribed for, has been issued and is the holder of Two Thousand (2,000) Shares; and

         WHEREAS, Sonoma has subscribed for, has been issued and is the holder of Eight Thousand (8,000) Shares; and

         WHEREAS, the Shareholders desire to set forth their understanding concerning the control, management an operation of Payday, the transfer and disposition of Payday Shares and mutual rights, obligations and responsibilities of Payday and the Shareholders set forth herein;

         NOW THEREFORE, in consideration of the mutual promises set forth below, and for other good and valuable consideration it is agreed as follows:

         1. OFFICERS, DIRECTORS AND EMPLOYEES. The Shareholders agree to vote their shares to cause the following persons to become:

                  a.       The directors of Payday:

                           Terrence L. Donati
                           Barry Holtzer

                  b.       The officers of Payday:

                           President:       Barry Holtzer
                           Secretary:       Terrence L. Donati
                           Treasurer:       Terrence L. Donati


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         2. RESTRICTION ON TRANSFER OF SHARES:

                  A. No shareholder shall sell, assign, transfer, or otherwise dispose of or encumber (collectively, "Transfer") any of his Shares without first offering such shares to Payday and/or to the "Remaining Shareholders" (as such term is hereinafter defined) in the manner set forth below.

                  B. In the event a Shareholder shall receive a bona fide offer to purchase his Shares or any part thereof (an Offer), he shall timely deliver a copy of such Offer to Payday. The Offer shall describe the number of Shares intended to be Transferred (the "Offered Shares") the name and address of the proposed transferee, the consideration to be received for such Shares and any other terms and conditions of such Transfer, including the deadline for consummating such Transfer, Payday shall, within thirty (30) days from the date of receipt of the Offer, notify such Shareholder in writing of its decision regarding the Offer. In the event no written response is received by such Shareholder from Payday within the thirty (30) day period, Payday shall be deemed to have rejected the Offer.

                  C. In the event that Payday elects to match the Offer, it shall notify the Transferring Shareholder of its election in writing within thirty (30) days of receipt of the Offer, and shall comply with the terms of the Offer.

                  D. In the event Payday elects not to accept or is deemed to have rejected the Offer, the Transferring Shareholder shall deliver to each non-Transferring Shareholder (the "Remaining Shareholders"), a copy of the Offer. Each Remaining Shareholder shall have ten (10) days from the receipt of the Offer to purchase his "pro-rate portion" of Offered Shares. A Remaining Shareholder's pro rata portion shall equal the number of Shares held by such Remaining Shareholder divided by the number of then outstanding Shares of Payday. Each Remaining Shareholder shall notify the Transferring Shareholder in writing of his election within ten (10) days receipt of the Offer. In the event no written response is received by the Transferring Shareholder within such ten
(10) day period, the Remaining Shareholder shall be deemed to have rejected the Offer.

                  E. In the event that a Remaining Shareholder elects to match the Offer, it shall notify the Transferring Shareholder of its election in writing within ten (10) days of receipt of the Offer, and shall comply with the terms of the Offer.

                  F. Any Offered Shares not purchased by Payday or by any Remaining Shareholder pro rata shall be offered to any other Remaining Shareholders pro rata. Such Remaining Shareholders shall notify the Transferring Shareholder in writing of their election within three (3) days of their receipt of the Offer notifying them of the availability of additional Offered Shares. In the event no written response is received by the Transferring shareholder within such three (3) day period, the Remaining Shareholder shall be deemed to have rejected the Offer.

                  G. In the event that a Remaining Shareholder elects to match the Offer to acquire additional shares, it shall notify the Transferring Shareholder of its election in writing within


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three (3) days of receipt of the Offer, and shall comply with the terms of the
Offer.

                  H. Any Offered Shares not purchased by Payday or by any Remaining Shareholders may be sold to the bona fide purchaser in accordance with the terms of the Offer.

         3.       ANTI-DILUTION:

                  A. In the event Payday issues additional Shares, Shareholders on a pro rata basis shall have the right to purchase additional Shares on the same terms and conditions then being offered by Payday. The Shareholders understand and agree that the unanimous consent of Directors shall be required prior to any additional issuance of debt or equity securities by Payday.

                  B. In the event of the sale of Payday or transfer of majority ownership for remuneration, the proceeds of such transaction will be distributed to the selling Shareholders as follows: (i) to the repayment of the selling Shareholder's notes, (ii) to the repayment of Shareholder's cash equity investment, net of distributions, and (iii) any remaining proceeds shall be distributed to the selling Shareholders pro rata on the basis of Shares sold.

         4. NOTICES: All notices required or allowed under the terms of this Agreement shall be given in writing and shall be deemed to have been duly delivered when personally delivered or otherwise actually received, via facsimile (with confirmation of receipt confirmed, or three (3) business days after being deposited in the mail, certified receipt requested, postage paid), addressed as follows:

                  If to:   Payday

                           Payday Check Advance, Inc.
                           390 South 8th Street, Second Floor
                           West Dundee, Illinois  60118
                           Tel:     847-836-6685
                           Fax:     847-836-7254

                  If to:   The Sonoma Co.

                           The Sonoma Co.
                           33 West Higgins Road, Suite 2010
                           South Barrington, Illinois  60010
                           Tel:     847-426-8132
                           Fax:     847-426-8214

                  If to:   Argent Enterprises Inc.

                           5109 NE River Road
                           Chicago, Illinois  60656


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         5. ENTIRE AGREEMENT: This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements of any type or description, whether oral or written. This Agreement may not be amended or terminated except in writing executed by holders of ninety (90%) percent of the issued and outstanding Shares.

         6. CHOICE OF LAW: This Agreement shall be governed in accordance with the laws of the United States and State of Illinois and shall be binding upon the parties hereto, their heirs, successors and assigns.

         7. BINDING EFFECT: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligation or liabilities under or by reason of this Agreement.

         8. SEVERABILITY: If for any reason whatsoever any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

         9. COUNTERPARTS: This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, but all such counterparts shall together constitute one and the same instrument.

         10. TERM: This Agreement shall terminate upon the occurrence of any of the following events.

                  A. Cessation of Payday's Business
                  B. Termination of Payday as a legal entity
                  C. Voluntary agreement of Shareholders holding ninety (90%) percent of the Shares which are bound by the terms hereof.

         11. TRANSFERS IN VIOLATION OF AGREEMENT: Any purported Transfer of Shares in violation of the terms and conditions of this Agreement shall not be recognized or honored on the books and records of Payday. Payday shall not be required (a) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or
(b) to grant any rights of ownership appurtenant to Shares as provided by this Agreement, including, but not limited to, the right to pay dividends to any transferee to whom such Shares shall have been so transferred.


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Argent Enterprises Inc.                     The Sonoma Co.

/s/ Barry B. Holtzer                        /s/ Frank Contaldo
---------------------------                 ---------------------------
By its President                            By its President